Exhibit 99.1

Horsehead Holding Corp. Announces Exercise in Full by Initial Purchasers of Option to Purchase Additional Convertible Notes and Closing of Offering of $100 Million of Convertible Notes

PITTSBURGH--(BUSINESS WIRE)--July 27, 2011--Horsehead Holding Corp. (Nasdaq: ZINC) (the “Company”) today announced that the initial purchasers (collectively, the “Initial Purchasers”) in the Company’s previously-announced private placement offering (the “Offering”) of convertible senior notes due 2017 (the “Convertible Notes”) have fully-exercised their option to purchase up to an additional $20,000,000 in aggregate principal amount of Convertible Notes, resulting in a total sale to the Initial Purchasers of $100,000,000 in aggregate principal amount of Convertible Notes. The Company also announced today that it has closed the Offering. The Company intends to use the proceeds from the Offering, together with cash on hand, for the initial stages of construction of a new zinc facility and general corporate purposes, including working capital needs, investment in business initiatives, capital expenditures and acquisitions.

About Horsehead Holding Corp.

Horsehead Holding Corp. is the parent company of Horsehead Corporation, a U.S. producer of specialty zinc and zinc-based products and a recycler of electric arc furnace dust, and The International Metals Reclamation Company, a recycler of metals-bearing wastes and a processor of nickel-cadmium batteries in North America. The Company, headquartered in Pittsburgh, Pennsylvania, employs approximately 1,100 people and currently has seven facilities located in four states throughout the United States.

Forward-Looking Statements

The above information includes “forward looking” statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements only reflect the Company’s best assessment at this time and are indicated by words or phrases such as “anticipates,” “will,” “intends,” or similar words or phases. Investors are cautioned that forward-looking statements involve risks and uncertainty, that actual results may differ materially from such statements and that investors should not place undue reliance in such statements.

CONTACT:
Horsehead Holding Corp.
Ali Alavi, 724-773-2212